Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 3rd QUARTER 2014 EARNINGS

OAKLAND, MARYLAND—November 10, 2014: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), announces that consolidated net income available to common shareholders was $2.0 million for the first nine months of 2014, compared to $4.3 million for the same period of 2013. Basic and diluted net income per common share for the first nine months of 2014 was $.32, compared to basic and diluted net income per common share of $.69 for the same period of 2013. The decrease in earnings was due to a decrease of $3.4 million in interest income, primarily interest on loans, and an increase in provision expense of $1.8 million, offset by an increase of $.5 million in other operating income, a decrease of $.6 million in interest expense, and a $1.6 million decrease in other operating expenses. The increase in other operating income was primarily attributable to an increase of $.9 million in gains on sales of securities offset by reductions in other real estate owned rental income. The decrease in other operating expenses was due to a decrease of $.6 million in Other Real Estate Owned (“OREO”) expenses and a decrease of $.7 million in other miscellaneous expenses. Declines in other miscellaneous expenses such as miscellaneous loan fees, deferred compensation, and personnel related expenses also contributed to the decrease. The net interest margin for the first nine months of 2014, on a fully tax equivalent (“FTE”) basis, decreased to 3.02% from 3.37% for the first nine months of 2013. The net interest margin for the year ended December 31, 2013, on an FTE basis, was 3.25%.

Consolidated net income available to common shareholders was $.7 million, or $.10 per common share, for the third quarter of 2014, compared to $1.4 million, or $.22 per common share, for the same period of 2013. The decrease in earnings for the third quarter of 2014 when compared to the third quarter of 2013 was due to a decrease in net interest income of $2.2 million, a $1.8 million increase in provision expense, and an increase of $.2 million in dividends on the outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) attributable to an increase, from 5.0% to 9.0%, in the annual dividend rate. These items were offset by a $3.1 million decrease in other operating expenses when compared to the third quarter of 2013, which was primarily attributable to a $2.3 million reduction in OREO expenses as discussed above. Declines in other miscellaneous expenses such as miscellaneous loan fees, deferred compensation, and personnel related expenses also contributed to the decrease. The net interest margin for the third quarter of 2014, on an FTE basis, was 2.96%, compared to 3.77% for the same period of 2013. This decrease was due primarily to loans repricing at lower rates and new loans booked at lower rates due to the continued low rate environment and pricing competition in our market areas.

According to William B. Grant, Chairman and Chief Executive Officer, “The Bank has weathered the asset quality storm and our focus now continues to be on stabilizing our net interest margin, growing our loan portfolio and rebalancing the composition of our deposit base. We have implemented strategies to focus our employees on our core banking business and are encouraged by the preliminary results. We know that returning to stronger core earnings will require steadfast attention to loan growth and to growing our wealth management services.”

Financial Highlights Comparing the Three and Nine Months Ended September 30, 2014 and 2013:

•	Total loans increased $14.7 million as of September 30, 2014 when compared to December 31, 2013 primarily in the commercial and industrial segment due to new loan relationships, including one large relationship in the first quarter of 2014.

•	Provision expense for the third quarter of 2014 increased when compared to the third quarter of 2013. The increase was due to the increases in the historical loss factors applied to the loan pools, growth in loan balances, and a $.8 million recovery on a large commercial real estate credit during the third quarter of 2013.

•	The net interest margin, on an FTE basis, declined to 2.96% for the third quarter of 2014 from 3.77% for the third quarter of 2013 due to the reductions in loan yields and the average balances.

•	Allowance for loan losses (the “ALL”) to loans outstanding was 1.46% as of September 30, 2014 compared to 1.68% as of December 31, 2013 and 1.81% as of September 30, 2013 as a result of improving asset quality.

•	Other operating income increased $.5 million for the first nine months of 2014 when compared to the same time period of 2013 due to the increase in gains on the sale of investment securities offset by reductions in OREO rental income.

•	Other operating expense decreased for the three- and nine-month periods ended September 30, 2014 when compared to the same periods of 2013; primarily due to decreases in OREO expenses relating to an increase in the valuation allowance during the first nine months of 2013 in order to better position the properties for retail sale. Declines in other miscellaneous expenses, such as miscellaneous loan fees, deferred compensation, and personnel related expenses, also contributed to the decrease.

Balance Sheet Overview

Total assets remained stable at $1.3 billion at September 30, 2014 and December 31, 2013. During the first nine months of 2014, cash and interest-bearing deposits in other banks increased $8.1 million, the investment portfolio decreased $10.7 million, and gross loans increased $14.7 million. We sold investments during this time period in order to reduce interest rate volatility and to provide funding for higher yielding loans. OREO balances decreased $5.4 million due to sales of properties. Total liabilities decreased by approximately $12.5 million during the first nine months of 2014 due primarily to a decrease of $12.4 million in other liabilities. Other liabilities decreased as a result of cash payments of accrued dividends on the shares of Series A Preferred Stock and interest on the Corporation’s Trust Preferred debentures.

Total investment securities available-for-sale decreased $113.8 million since December 31, 2013. At September 30, 2014, the securities classified as available-for-sale included a net unrealized loss of $12.3 million, which represents the difference between the fair value and amortized cost of securities in the portfolio. The decline in available-for-sale securities was due to the movement of approximately $107.0 million of securities classified as available-for-sale to the held to maturity category during the second quarter of 2014, as well as sales and maturities within the available-for-sale category.

During the second quarter of 2014, management completed an analysis on the investment portfolio and identified the securities that had the most price volatility particularly in the hypothetical scenario in which the interest rate change by 300 basis points. These securities were reclassified to the held to maturity category, which at that time, locked in an unrealized loss of approximately $4.0 million. This unrealized loss will continue to be reported as a separate component of shareholders’ equity as accumulated other comprehensive income and will be amortized over the remaining life of the securities as an adjustment of yield in a manner consistent with the amortization of any premium or discount.

Comparing September 30, 2014 to December 31, 2013, outstanding loans increased by $14.7 million (1.8%). Commercial Real Estate (“CRE”) loans decreased $14.9 million as a result of the payoff of two large loans totaling approximately $15 million during the third quarter. Acquisition and development (“A&D”) loans decreased $10.3 million due to regularly scheduled principal payments and payoffs. Commercial and industrial (“C&I”) loans increased $29.6 million due to new loan relationships, primarily one large relationship in the first quarter of 2014. Residential mortgages increased by $10.5 million due to increased production of loans primarily in our 10/1 and 7/1 adjustable rate mortgage program. The Bank continues to use Fannie Mae for the majority of new, longer-term, fixed-rate residential loan originations. The consumer portfolio decreased slightly by $.2 million due to repayment activity in the indirect auto portfolio that offset new production. At September 30, 2014, approximately 47% of the commercial loan portfolio was collateralized by real estate, compared to approximately 57% at December 31, 2013.

Total deposits decreased $4.4 million during the first nine months of 2014 when compared to deposits at December 31, 2013. With the continued focus of our retail staff to change the mix of the deposit portfolio, we have seen increases in core deposits and reductions in certificates of deposit. Non-interest bearing deposits increased $21.7 million. Traditional savings accounts increased $10.2 million due to continued growth in our Prime Saver product. Total demand deposits decreased $9.4 million and total money market accounts decreased $2.7 million. Time deposits less than $100,000 declined $16.7 million and time deposits greater than $100,000 decreased $7.5 million.

Comparing September 30, 2014 to December 31, 2013, shareholders’ equity increased $10.9 million from $101.3 million to $112.2 million as a result of a decrease of $8.8 million in accumulated other comprehensive loss.

The book value of the Corporation’s common stock was $13.21 per share at September 30, 2014, compared to $11.49 per share at December 31, 2013.

At September 30, 2014, there were approximately 6,228,366 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of Series A Preferred Stock.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income on an FTE basis decreased $2.8 million (9.4%) during the first nine months of 2014 over the same period in 2013 due to a $3.4 million (8.8%) decrease in interest income, which was partially offset by a $.6 million (6.7%) decrease in interest expense. The decrease in interest income was primarily due to the $35.4 million (4.2%) reduction in the average balance of loans and a decrease of 55 basis points on yields when comparing the first nine months of 2014 to the same period of 2013. The decline in interest income was partially offset by a decline in interest expense due to the reduction in the average rate on interest-bearing deposits and a decrease of 15 basis points on long-term borrowings. We saw a decrease in the net interest margin in the first nine months of 2014 to 3.02% when compared to 3.25% for the year ended December 31, 2013 and 3.37% for the first nine months of 2013.

When comparing the nine months ended September 30, 2014 to the same period of 2013, there was an overall $10.6 million increase in average interest-earning assets, driven by an increase of $69.8 million in investment securities, offset by a $35.4 million reduction in loans and a $23.8 million decrease in other interest-earning assets, primarily cash.

Interest expense decreased during the first nine months of 2014 when compared to the same period of 2013 due primarily to an overall reduction in the average rate paid on interest-bearing liabilities. The overall effect was a 5 basis point decrease in the average rate paid and a decrease of $11.7 million on our average interest-bearing liabilities, from 1.13% for the nine months ended September 30, 2013 to 1.08% for the same period of 2014.

Net interest income on an FTE basis decreased $2.2 million (19.8%) during the third quarter of 2014 over the same period in 2013 due to a $2.5 million (17.5%) decrease in interest income, offset by a decrease of $.3 million (8.9%) in interest expense. The decrease in interest income was impacted by the decrease in loan balances as well as a 112 basis point decrease in the average rate of loans when comparing the two periods. We saw a decrease in the net interest margin in the third quarter of 2014 to 2.96% when compared to 3.77% for the three months ended September 30, 2013.

Interest expense decreased during the third quarter of 2014 when compared to the same period of 2013 due to the overall reduction in average interest-bearing liabilities of $36.5 million and the 35 basis point reduction in the average rate paid on long-term borrowings. This reduction in balances was due to the reduction of $32.3 million in interest-bearing deposits as management continued to focus on shifting the deposit mix and reducing certificates of deposit and a $4.2 million decrease in short-term borrowings. The overall effect was a 7 basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.11% for the three months ended September 30, 2013 to 1.04% for the same period of 2014.

Asset Quality

The ALL decreased to $12.1 million at September 30, 2014, from $13.6 million at December 31, 2013 and $15.2 million at September 30, 2013. The provision for loan losses increased to $1.6 million for the first nine months of 2014 compared to $(.2) for the same period of 2013. Net charge-offs increased to $3.2 million for the nine months ended September 30, 2014, compared to $.7 million for the nine months ended September 30, 2013. The ratio of the ALL to loans outstanding as of September 30, 2014 was 1.46%, which was less than the 1.81% recorded for the same period last year, due primarily to improving historical and qualitative factors.

The ratio of net charge-offs to average loans for the nine months ended September 30, 2014 was an annualized .52%, compared to an annualized .12% for the same period in 2013 and .34% for the year ended December 31, 2013. The CRE portfolio had an annualized net charge-off rate as of September 30, 2014 of .04% compared to an annualized net recovery rate of .27% as of December 31, 2013. The annualized net charge-off rate for A&D loans as of September 30, 2014 was 3.03% due to partial charge-offs of several consumer lot loans and one commercial A&D loan, compared to an annualized net charge-off rate of 1.78% as of December 31, 2013. The ratio for C&I loans improved to .34% at September 30, 2014 compared to 1.53% for December 31, 2013. The residential mortgage ratios were .19% and .08% for September 30, 2014 and December 31, 2013, respectively, and the consumer loan ratios were .40% and .83% for September 30, 2014 and December 31, 2013, respectively.

Accruing loans past due 30 days or more declined to 1.11% of the loan portfolio at September 30, 2014, compared to 2.10% at December 31, 2013. The decrease for the first nine months of 2014 was primarily due to a decrease of $7.6 million in past-due accruing residential mortgage term loans. Other improvements in the levels of past-due loans were attributable to a combination of a slowly improving economy and vigorous collection efforts by the Bank.

Comparing the nine-month periods ended September 30, 2014 and September 30, 2013, total non-accrual loan balances have declined. Non-accrual loans totaled $13.9 million at September 30, 2014, compared to $17.4 million at December 31, 2013 and $14.8 million at September 30, 2013. Non-accrual loans which have been subject to a partial charge-off totaled $4.9 million at September 30, 2014, compared to $1.9 million at December 31, 2013.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, decreased $.4 million during the first nine months of 2014 when compared to the same period of 2013. Service charge income decreased $.4 million in the first nine months of 2014 when compared to the first nine months of 2013. The decrease in service charge income is primarily due reductions in NSF fee income due to increased regulations on fees.

Net gains of $1.1 million were reported through other income in the first nine months of 2014, compared to net gains of $.3 million during the same period of 2013. The increase in net gains during the first nine months of 2014 when compared to the same period of 2013 was due to a net gain of $1.1 million realized on sales of investment securities.

Other operating income, exclusive of gains, decreased $.3 million during the third quarter of 2014 when compared to the same period of 2013 due to a decline in service charge income of $.2 million due to reduced NSF fee income and a reduction of other income of $.1 million, primarily due to reduced OREO rental income.

Net gains of $.2 million were reported through other income in the third quarter of 2014, compared to net losses of $.1 million during the same period of 2013. This increase in gains was due to the gain on the sale of one CDO investment. As a result of the activity spurred by the Volcker Rule, which was clarified during the first quarter of 2014, we had the opportunity to take advantage of the market and sell this security at a gain to book value.

Operating expenses decreased $1.6 million in the first nine months of 2014 when compared to the same period of 2013. This decrease was due to a decrease of $.6 million in OREO expenses relating to an increase in the valuation allowance during the first nine months of 2013 in order to better position the properties for retail sale. Declines in other miscellaneous expenses, such as miscellaneous loan fees, deferred compensation, and personnel related expenses, also contributed to the decrease.

Operating expenses decreased $3.1 million in the third quarter of 2014 when compared to the same period of 2013. This decrease was due primarily to a decrease of $2.3 million in OREO expenses relating to the valuation allowance in OREO in the third quarter of 2013 as noted above. Declines in other miscellaneous expenses, such as miscellaneous loan fees, deferred compensation, and personnel related expenses, also contributed to the decrease.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of the Bank and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. Until March 27, 2013, the Bank also owned a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of real estate that secured a loan made by another bank and in which the Bank held a participation interest, but this entity was dissolved on such date. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

(Dollars in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	unaudited				unaudited
	30-Sep	30-Sep	30-Jun	31-Mar	30-Sep	30-Sep
	2014	2013	2014	2014	2014	2013
EARNINGS SUMMARY
Interest income	$11,497	$13,979	$11,667	$11,754	$34,918	$38,346
Interest expense	$2,672	$2,933	$2,727	$2,835	$8,234	$8,824
Net interest income	$8,825	$11,046	$8,940	$8,919	$26,684	$29,522
Provision for loan losses	$688	$(1,107)	$577	$364	$1,629	$(161)
Other Operating Income	$3,159	$3,454	$3,235	$3,040	$9,434	$9,800
Net Gains/(Losses) - other	$166	$(102)	$1,024	$(63)	$1,127	$254
Other Operating Expense	$9,899	$12,991	$11,044	$9,760	$30,703	$32,284
Income before taxes	$1,563	$2,514	$1,578	$1,772	$4,913	$7,453
Income tax expense	$223	$678	$338	$414	$975	$1,853
Net income	$1,340	$1,836	$1,240	$1,358	$3,938	$5,600
Accumulated preferred stock dividends and discount accretion	$675	$448	$803	$447	$1,925	$1,326
Net income available to common shareholders	$665	$1,388	$437	$911	$2,013	$4,274

	Three Months Ended
	unaudited
	30-Sep	30-Sep	30-Jun	31-Mar
	2014	2013	2014	2014
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.10	$0.22	$0.07	$0.15

Book value	$13.21	$11.18	$13.15	$12.54
Closing market value	$7.93	$8.21	$8.77	$7.60
Market Range:
High	$8.99	$9.35	$9.15	$9.11
Low	$7.63	$7.05	$7.52	$7.30

Common shares outstanding at period end	6,228,366	6,210,587	6,228,366	6,210,587

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.39%	0.56%	0.39%	0.41%
Return on average shareholders' equity	4.79%	7.52%	4.82%	5.18%
Net interest margin	3.02%	3.37%	3.06%	3.07%
Efficiency ratio	80.00%	78.90%	80.30%	79.90%

PERIOD END BALANCES	30-Sep	31-Dec	30-Sep
	2014	2013	2013

Assets	$1,331,916	$1,333,503	$1,342,088
Earning assets	$1,158,401	$1,155,216	$1,143,225
Gross loans	$824,925	$810,240	$836,208
Commercial Real Estate	$253,087	$267,978	$283,166
Acquisition and Development	$96,986	$107,250	$115,132
Commercial and Industrial	$89,358	$59,788	$59,986
Residential Mortgage	$361,365	$350,906	$352,227
Consumer	$24,129	$24,318	$25,697
Investment securities	$329,796	$340,489	$300,910
Total deposits	$973,033	$977,403	$974,393
Noninterest bearing	$197,612	$175,863	$182,052
Interest bearing	$775,421	$801,540	$792,341
Shareholders' equity	$112,270	$101,340	$99,496

CAPITAL RATIOS	30-Sep	31-Dec	30-Sep
	2014	2013	2013
Period end capital to risk-weighted assets:
Tier 1	14.06%	13.65%	13.52%
Total	15.43%	15.29%	15.18%

ASSET QUALITY
Net charge-offs/(recoveries) for the quarter	$1,083	$2,098	$(736)
Nonperforming assets: (Period End)
Nonaccrual loans	$13,913	$17,396	$14,847
Restructured loans	$15,380	$17,947	$16,495
Loans 90 days past due and accruing	$1,355	$1,234	$910
Other real estate owned	$11,588	$17,031	$16,982
Total nonperforming loans and past due loans	$15,268	$18,630	$15,757
Allowance for loan losses to gross loans, at period end	1.46%	1.68%	1.81%
Nonperforming and 90 day past-due loans to total loans, at period end	1.85%	2.30%	1.88%
Nonperforming loans and 90 day past-due loans to total assets, at period end	1.15%	1.40%	1.17%